[LOGO]


                        WIRELESS ONE, INC.

                   11301 Industriplex, Suite 4
                Baton Rouge, Louisiana 70809-4115

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of Wireless One, Inc.:

     The annual meeting of stockholders of Wireless One, Inc. (the "Company") will be held at the Company's corporate headquarters, 11301 Industriplex, Suite 4, Baton Rouge, Louisiana 70809-4115, on May 20, 1997, at 10:00 a.m., local time, to consider and vote on:

     1.   The election of three directors.

     2. Such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on April 1, 1997, are entitled to notice of and to vote at the annual meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                            By Order of the Board of Directors

                                /s/ Henry G. Schopfer III

                                  Henry G. Schopfer III
                                        Secretary
Baton Rouge, Louisiana
April 18, 1997


                        WIRELESS ONE, INC.

                   11301 Industriplex, Suite 4
                Baton Rouge, Louisiana 70809-4115


                         PROXY STATEMENT

      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1997

     This Proxy Statement is furnished to stockholders of Wireless One, Inc. (the "Company") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of the Company to be held on May 20, 1997, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

     Only stockholders of record of the Company's common stock, $0.01 par value per share ("Common Stock"), at the close of business on April 1, 1997, are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 16,946,697 shares of Common Stock, each of which is entitled to one vote.

     The enclosed proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the stockholder votes in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted for the election of the three nominees to the Board listed below.

     This Proxy Statement is first being mailed to stockholders on or about April 18, 1997. The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.

                      ELECTION OF DIRECTORS

General

     The Board currently is comprised of nine directors divided into three classes. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. The terms of Messrs. Luby, Holland and Van Devender will expire at the Meeting. Accordingly, proxies cannot be voted for more than three nominees.

     Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of each individual named under "Nominees" below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Under the Company's by-laws, directors are elected by a plurality vote.

     Chase Manhattan Capital Corporation ("CMCC"), Chase Venture Capital Associates, L.P. ("CVCA"), Baseball Partners, Heartland Wireless Communications, Inc. ("Heartland"), Mississippi Wireless TV, L.P. ("MWTV"), VanCom, Inc. ("VanCom"), Vision Communications, Inc. ("VCI") and Messrs. Burkhalter and Bill Byer and certain other former executives of TruVision Wireless, Inc. ("TruVision"), all of whom collectively beneficially own 54.3.% of the outstanding Common Stock, are parties to a stockholders' agreement with respect to their shares of Common Stock (the "Agreement"). Pursuant to the Agreement, these shareholders have agreed to vote their shares of Common Stock so that the Board will have up to nine members, up to three of whom will be designated by Heartland (at least one of whom must be independent of Heartland and the Company), up to two of whom will be designated by CMCC, Baseball Partners and CVCA (collectively, "Chase"), and one of whom will be designated by VanCom, MWTV, VCI, Messrs. Burkhalter and Byer and certain former executives of TruVision (collectively, the "TruVision Stockholders"), and that Mr. Burkhalter will be elected Vice Chairman of the Board. The Board has traditionally nominated the persons nominated by these shareholders. The remaining directors are designated by the full Board. Of the current directors, Mr. Burkhalter serves as the nominee of the TruVision Stockholders, Messrs. Wheeler, Holland and Shimer serve as the nominees of Heartland and Messrs. Chavkin and Van Devender serve as the nominees of Chase. Messrs. Sternberg, Reilly and Luby were originally nominated by certain other stockholders of the Company, including Messrs. Sternberg and Reilly, who were parties to the Agreement prior to September 1996 when the Agreement was amended to remove these stockholders. Messrs. Sternberg, Reilly and Luby now serve as nominees of the full Board.

     The Board has nominated and urges you to vote FOR the election of Messrs. Luby, Holland and Van Devender.

     Information, as of April 1, 1997 regarding the nominees for re-election to the Board is set forth below:

                 Nominees               Age      Position
         -------------------------      ---      --------
         William K. Luby (1)(2)(3)       37      Director

         J. R. Holland, Jr. (1)(2)       53      Director

         William J. Van Devender(3)      48      Director



     Information, as of April 1, 1997, regarding the remaining directors of the Company is set forth below:

       Directors             Age                  Position
------------------------     ---     ----------------------------------------
Henry M. Burkhalter          48      President and Vice Chairman of the Board
Sean E. Reilly               36      Chief Executive Officer and Director
Daniel L. Shimer(2)          52      Director
Hans J. Sternberg(1)         61      Chairman of the Board
Arnold L. Chavkin(1)(3)      45      Director
L. Allen Wheeler             64      Director
______________________
  (1)     Member of Operating Committee.
  (2)     Member of Compensation Committee.
  (3)     Member of Audit Committee.

Director Nominees (Class II Directors) (term expiring at the 2000 annual meeting)

     William K. Luby became a director of the Company in June 1995 and a director of the Company's predecessor ("Old Wireless One") in April 1995. Since October 1996, Mr. Luby has been a partner in CEA Capital Partners, USA L.P., a private equity investor. From April 1996 to October 1996, he served as President of Two River Capital. From June 1992 to March 1996, Mr. Luby was a managing director at CMCC. From 1985 to 1992, Mr. Luby held various positions in the Leveraged Lending and Restructuring groups at The Chase Manhattan Bank, N.A.

     J. R. Holland, Jr. became a director of the Company in June 1995. Mr. Holland served as Chairman of the Board of Directors of Heartland from October 1993 to March 1997. Mr. Holland remains a director of Heartland. Mr. Holland has been employed as President of Unity Hunt, Inc., a private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses, since September 1991. Mr. Holland is also the President of Hunt Capital, a principal stockholder of Heartland. Mr. Holland is currently a director of Optical Securities, Inc. and TNP Enterprises, Inc.

     William J. Van Devender became a director of the Company in July 1996. Mr. Van Devender had been a director of TruVision since August 1994. He controls VanCom, a limited partner of MWTV. In addition, Mr. Van Devender has founded or served in senior executive positions with Van Petroleum, Inc., Green Acres Farms, Inc., Gulf Coast Plywood, Inc. and Coastal Paper Company. Mr. Van Devender also serves on the Board of Directors of Alaska-3 Cellular LLC, CelluTissue Holdings, Inc. and Pacificom LLC, and various bank and community organizations.

Class III Directors (term expiring at the 1998 annual meeting)

     Henry M. Burkhalter became a director of the Company in April 1996 and President of the Company and Vice Chairman of the Board in July 1996. Mr. Burkhalter had been Chairman of the Board of Directors, President and Chief Executive Officer of TruVision since its incorporation in April 1994. He has also served as the Chairman of Pacific Coast Paging, Inc. since 1990.

     Sean E. Reilly has served as Chief Executive Officer and a director of the Company since its founding in June 1995 and as Chief Executive Officer and President of Old Wireless One since its founding in late 1993. Prior to joining Old Wireless One, Mr. Reilly served as Vice-President of Real Estate/Mergers and Acquisitions of Lamar Advertising Company, a publicly-traded outdoor advertising company. Mr. Reilly served in the Louisiana Legislature as a State Representative from March 1988 to January 1996.

     Daniel L. Shimer became a director of the Company in February 1996. Mr. Shimer is President of Shimer Capital Partners, Inc., a financial consulting and merchant banking company started in September 1996. From April 1994 to September 1996, he served as Executive Vice President and Chief Financial Officer of COREStaff, Inc., a publicly-traded provider of staffing services. From March 1991 to March 1994, Mr. Shimer served as the Executive Vice-President and Chief Financial Officer of Brice Foods, Inc., an international manufacturer and retailer of frozen dessert products.

Class I Directors (term expiring at the 1999 annual meeting)

     Hans J. Sternberg has served as Chairman of the Company since its founding in June 1995 and as Chairman of the Board of Old Wireless One since its founding in late 1993. He has also served as the Chairman and Chief Executive Officer of Starmount Life Insurance Company since 1983. He is a former owner and President and Chief Executive Officer of Maison Blanche Department Stores, a department store chain.

     Arnold L. Chavkin became a director of the Company in April 1996. He has been a General Partner of Chase Capital Partners ("CCP") since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Mr. Chavkin is a director of Reading & Bates Corporation, American Radio Systems Corporation, Inc., Bell Sports, Inc., Envirotest Systems Corp., Forcenergy, Inc., American Tower Corp.

     L. Allen Wheeler became a director of the Company in April 1997. Mr. Wheeler was the co-founder of Heartland and has served as a director of Heartland since its formation in September 1990. He served as Vice Chairman of the Board of Directors of Heartland from February 1996 until February 1997 and, from January 1997 to February 1997, as Heartland's acting President and Chief Executive Officer. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years.


     During 1996, the Board held seven meetings. Each director attended at least 75% of the aggregate number of meetings held during 1996 of the Board and committees of which he was a member.

     The Board has an Audit Committee, a Compensation Committee and an Operating Committee. The Audit Committee, which met two times in 1996, oversees the activities of the Company's independent auditors, including approving the scope of the annual audit activities of the independent auditors, and reviews audit results and the internal audit controls of the Company. The Compensation Committee, which met two times in 1996, is authorized to make recommendations to the Board with respect to general employee benefit levels, determine the compensation and benefits of the Company's executive officers and administer the Company's stock option plans. The Operating Committee, which met four times in 1996, is authorized to oversee the operations of the Company and to make reports to the full Board. The Company does not have a nominating committee.

Compensation of Directors

     Each non-employee director receives an annual fee of $5,000, plus $500 for each Board meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings. In addition, each non-employee Director (an "Eligible Director") is eligible to receive stock options under the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Company issued options to purchase 20,000 shares of Common Stock under the Directors' Plan in 1996. Pursuant to the Directors' Plan, each director who is an Eligible Director on each November 15 will also be granted on the following January 1 options to purchase an additional 2,000 shares of Common Stock.

         STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                     AND CERTAIN STOCKHOLDERS

     The following table sets forth certain information as of April 1, 1997 with respect to the beneficial ownership of Common Stock of (i) each director and nominee of the Company, (ii) each Named Executive Officer (as hereinafter defined), (iii) all directors and executive officers of the Company as a group and (iv) persons owning of record or known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the securities are held with sole voting and investment power.

                                                          Common Stock(1)
                                                       ----------------------
                                                        Number of  Percent of
Name                                                     Shares      Class
----                                                   ----------  ----------
Heartland Wireless Communications, Inc.(2)............  3,459,508    20.4%
Chase Manhattan Capital Corporation (3)...............  1,991,690    11.8%
Chase Venture Capital Associates L.P. (3).............  1,517,979     9.0%
Baseball Partners (3).................................    393,226     2.3%
Mississippi Wireless TV, L.P. (4).....................  1,702,406    10.1%
VanCom, Inc. (5)......................................     42,560       *
Henry M. Burkhalter (4)(6)............................  1,884,339    11.1%
Hans J. Sternberg (7).................................    449,700     2.9%
Sean E. Reilly (8)....................................    209,920     1.2%
Arnold L. Chavkin (9).................................  3,902,895    23.0%
J. R. Holland, Jr. (10)...............................  3,459,508    20.4%
William K. Luby (11)..................................    393,226     2.3%
Daniel L. Shimer......................................      4,800       *
William J. Van Devender (5)...........................     57,904       *
L. Allen Wheeler(12)..................................  3,459,508    20.4%
Alton C. Rye (13).....................................      7,000       *
All Directors and executive officers as a
   group (13 persons) (14)............................ 10,040,577    57.6%
____________________
*    Less than one percent.
(1) Heartland and certain of its subsidiaries, CMCC, CVCA, Baseball Partners, MWTV, VanCom, VCI, Mr. Burkhalter and certain executive officers of the Company are parties to the Agreement, as amended. See
     "Election  of  Directors  -  General."   Each  of  the parties  to  the
     Agreement disclaims beneficial ownership of the shares of Common Stock owned by the other parties to the Agreement.
(2) Heartland reported on a Schedule 13G filed with the SEC on February 14, 1997, shared voting and dispositive power, as of December 31, 1996, with respect to 3,259,508 shares of Common Stock. Shares listed for
     Heartland also include 200,000 shares of Common Stock that were distributed to Heartland from an escrow account established in October 1995 in connection with the Heartland Transaction (as defined herein). The address for Heartland is 200 Chisholm Place, Suite 200, Plano, Texas 75075.
(3) CMCC reported on a Schedule 13G filed with the SEC on February 13, 1997, shared voting and dispositive power, as of December 31, 1996, with respect to 1,991,690 shares of Common Stock together with The Chase Manhattan Bank, the direct parent of CMCC, and The Chase
     Manhattan Corporation, the  indirect  parent  of  CMCC.   In  the  same
     filing, CVCA reported sole voting and dispositive power, as of December 31, 1996, with respect to 1,385,388 shares of Common Stock, and Baseball Partners reported shared voting and dispositive power, as of December 31, 1996, with respect to 393,226 shares of Common Stock. Shares listed for CVCA also include 132,591 shares held in escrow for CVCA that will be distributed in 1997. The address for CMCC, CVCA and Baseball Partners is 380 Madison Avenue, 12th Floor, New York, New York 10017.
(4)  The  general  partner  of  MWTV  is  Wireless  TV,  Inc. ("WTV").   Mr.
     Burkhalter is the President and controlling stockholder  of  WTV.   WTV
     has the power to vote and dispose of the shares of Common Stock held by
     MWTV.   Therefore, Mr. Burkhalter may be deemed to beneficially own all
     shares  of  Common  Stock  held  by  MWTV.   Mr.  Burkhalter  disclaims
     beneficial ownership of any such shares of Common Stock. The address for MWTV and Mr. Burkhalter is c/o TruVision, 1080 River Oaks Drive, Suite A150, Jackson, MS 39208.
(5) VanCom is the limited partner of MWTV and has a right to 22.9167% of allocations and distributions from MWTV. Shares owned by Mr. Van Devender include shares owned by VanCom, as Mr. Van Devender is the President and controlling stockholder of VanCom. Mr. Van Devender's address is c/o VanCom, Inc., P.O. Box 5327, Jackson, Mississippi 39296.
(6) Includes 12,288 owned by Mr. Burkhalter's wife and 78,015 shares issuable upon the exercise of presently exercisable options.
(7) Includes 75,120 shares owned by Mr. Sternberg's wife and children and 148,444 shares issuable upon the exercise of presently exercisable options.
(8) Includes 193,702 shares issuable upon the exercise of presently exercisable options.
(9) Reflects 3,902,895 shares owned by CVCA, CMCC and Baseball Partners. Mr. Chavkin is a general partner of CCP, the general partner of CVCA. CCP has investment and voting discretion with respect to the shares held by CMCC. Baseball Partners has granted a proxy with respect to the shares of Common Stock held by it to CCP. Mr. Chavkin disclaims beneficial ownership of the shares held by CVCA, CMCC and Baseball
     Partners.   The  address for Mr. Chavkin is 380  Madison  Avenue,  12th
     Floor, New York, NY  10017.
(10) Includes 3,459,508 shares beneficially owned by Heartland. Mr. Holland is the Manager and President of Hunt Capital Group, L.L.C., a principal stockholder of Heartland. Mr. Holland is also a director of Heartland.
     Mr.  Holland  disclaims   beneficial   ownership  of  shares  owned  by
     Heartland. The address for Mr. Holland is 4000 Thanksgiving Tower, Dallas, TX 75201.
(11) Reflects   shares  of  Common  Stock  beneficially  owned  by  Baseball
     Partners. Mr. Luby is a general partner of Baseball Partners and therefore may be deemed to be a beneficial owner of such shares. Mr. Luby disclaims beneficial ownership of all of the shares of Common Stock owned by Baseball Partners in which Mr. Luby has no pecuniary interest. Certain affiliates of CMCC are general partners of Baseball Partners.
(12) Includes 3,459,508 shares beneficially owned by Heartland. Mr. Wheeler is a director of Heartland and disclaims beneficial ownership of shares owned by Heartland. The address for Mr. Wheeler is c/o Heartland, 200 Chisholm Place, Suite 200, Plano, Texas 75075.
(13) Includes   6,000   shares  issuable  upon  the  exercise  of  currently
     exercisable options.
(14) Includes 490,572 shares issuable upon the exercise of currently exercisable options held by directors and executive officers.



                      EXECUTIVE COMPENSATION

Annual Compensation

     The following table sets forth all cash compensation and options granted for the three years ended December 31, 1996, to the Company's Chief Executive Officer and its most highly compensated executive officer (collectively, the "Named Executive Officers"). In 1996, no other executive officer of the Company received more than $100,000 in salary and bonus.


                                                              Long-Term
                                          Annual             Compensation
                                       Compensation             Awards
                                    ----------------------   ------------
                                                              Securities
                                                              Underlying    ALl Other
Name and Principal Position   Year    Salary       Bonus      Options(3)  Compensation(4)
---------------------------   ----    ------       -----      ----------  ---------------
Sean E. Reilly, Chief         1996  $ 131,781     $    ---          ---     $  4,442
   Executive Officer          1995  $  87,692     $    ---      201,395     $    ---
                              1994  $  35,000(1)  $    ---      113,144     $    ---

Alton C. Rye, Executive Vice  1996  $ 103,467     $ 15,000          ---     $  4,442
   President - Operations     1995  $  31,058(2)  $    ---       10,000     $    ---

________________________
(1)  Mr. Reilly began receiving  compensation  from  Old  Wireless One on
     June 1, 1994.
(2)  Mr. Rye began receiving compensation from Old Wireless One on August
     1, 1995.
(3)  For additional information, please refer to the following table.
(4)  Automobile allowance.

Stock Option Holdings

     The following table sets forth information, as of December 31, 1996, with respect to stock options held by the Named Executive Officers. The Company did not grant any options to the Named Executive Officers in 1996, nor did the Named Executive Officers exercise any options to purchase the Company's Common Stock in 1996.

                     Aggregate Fiscal Year-End
                           Option Values
                   Number of Securities Underlying     Value of Unexercised
                    Unexercised Options at Fiscal      In-the-Money Options
                         December 31, 1996            at December 31, 1996(1)
                 -------------------------------  --------------------------
     Name          Exercisable   Unexercisable    Exercisable  Unexercisable
-----------------  -----------   -------------    -----------  -------------
Sean E. Reilly(1)    125,815         188,724      $  158,500   $         0
Alton C. Rye(2)        6,000          24,000               0             0

________________________
(1) Mr. Reilly has the following currently exercisable options at the following exercise prices: 45,257 at $6.21 per share, 40,279 at $4.16 per share and 40,279 at $5.62 per share. Mr. Reilly also has 67,887 options, which are not currently exercisable, that have an exercise price of $6.21 per share. The remainder of Mr. Reilly's options will vest and become exercisable in three equal installments over the next three years. Each installment will become exercisable at an exercise price 35% higher than the prior year's installment.
(2) These options, all of which were granted on October 19, 1995, have a ten-year term, an exercise price per share of $10.50 and become exercisable in 20% annual increments on the anniversary of the date of grant.
(3) The closing sale price of the Common Stock on December 31, 1996 was $6.625 as reported by the Nasdaq National Market. The value of all options is calculated on the basis of the difference between $6.625 and the respective exercise prices of the options.

Employment Agreements

     The Company has entered into employment agreements with certain of its executive officers, including Messrs. Burkhalter, Reilly, Byer and Rye. The employment agreements provide for payment of a base salary indexed to inflation and bonuses awarded at the sole discretion of the Compensation Committee (the "Committee") and based upon the executive's performance and the Company's operating results. Each agreement has a two-year term and is subject to automatic annual renewal for a period of seven years thereafter. Each employment agreement provides that each executive may be terminated with or without cause, and provides that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for the two years thereafter. Each executive is entitled to receive a severance payment in the event of a resignation caused by the relocation of the Company's office at which the executive is employed to a location more than 60 miles from its present location.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Messrs. Luby, Holland and Shimer. No past or current officer or employee of the Company serves on the Committee. During 1996, no executive officer of the Company served as a member of the compensation committee or a director of an entity, one of whose executive officers served on the Committee or as a director of the Company.

     Mr. Holland is a director of Heartland and the Manager and President of Hunt Capital Group, L.L.C., a principal stockholder of Heartland. In connection with the acquisition of certain assets from Heartland in October 1995 (the "Heartland Transaction"), the Company entered into certain non-competition and registration rights agreements with Heartland. See "- Certain Relationships and Related Transactions."

Compensation Committee's Report on Executive Compensation

     The Committee was established in connection with the Company's initial public offering in October 1995. The Committee is authorized to make recommendations to the Board of Directors with respect to general employee benefit levels, determine the compensation and benefits of the Company's officers and key employees and administer the Company's stock option plans. The current members of the Committee are Messrs. Holland, Luby and Shimer. None of the members of the Committee is an officer or employee of the Company.

     In connection with the Heartland Transaction, the Company entered into employment agreements with, among others, Messrs. Sternberg and Reilly. These agreements were based in large part upon the terms of each executive's then existing employment agreement with Old Wireless One, each of which was executed in April 1995 at the time of Old Wireless One's sale of preferred stock and warrants to an investor group led by CMCC. The terms of such agreements were the result of arms-length negotiations between each executive and CMCC, as the principal investors in Old Wireless One. The terms of the new agreements were subject to the approval of the Committee. Upon consummation of its merger with TruVision in July, 1996 (the "TruVision Transaction"), the Company entered into similar employment agreements with Mr. Burkhalter and Bill Byer, the terms of which were approved by the Committee. Mr. Rye and Henry Schopfer also entered into similar contracts upon their hiring by the Company, or in the case of Mr. Rye, by Old Wireless One. The compensation arrangements for such executives were approved by the full Board upon the recommendation of the Committee. Salaries of such executives were determined by the Committee based upon a review of salaries for similar positions at comparable companies and over-all competitive and market conditions. The compensation arrangements for such executives will be reviewed annually by the Committee.

     In general, these employment agreements establish the base salary for each executive during the term of the agreement, which is subject to adjustment based upon increases in the Consumer Price Index. Further, the agreements establish that such executives are eligible to receive performance bonuses to be granted by the Committee based upon the operating performance of the Company. In determining whether to grant bonuses to these executives, the Committee considers the financial condition and operational performance of the Company during the last completed fiscal year and the specific contributions of the individual executive officer to the Company's performance and the achievement of strategic business objectives.

     Upon consummation of the TruVision Transaction, the Company assumed the nonqualified options previously issued to Messrs. Burkhalter and Byer with respect to shares of common stock of TruVision. These options covered the following number of shares at the weighted average exercise price indicated: Mr. Burkhalter - 78,015 shares of Common Stock, $6.82 per share and Mr. Byer - 62,411 shares of Common Stock, $6.82 per share. In addition, the Committee approved the issuance of nonqualified stock options for 27,000 shares of Common Stock to Mr. Schopfer upon his hiring in December, 1996 with an exercise price equal to the price of the Common Stock on the date of grant. In determining the relative number of options awarded, the Committee considered the position and responsibilities of Mr. Schopfer and the fact that such options were awarded as part of the overall compensation package offered to Mr. Schopfer at the time of his hiring.

     For the immediate future, the Committee intends to rely primarily on options to purchase Common Stock as a means to compensate key members of management while the Company uses its reserves to develop its operating systems. The Committee believes that stock options are a cost-effective method of providing management with long-term compensation. In addition, the Committee believes that stock options are a particularly appropriate long-term incentive since they align the interests of the optionee with those of the stockholders by providing value to the optionee tied directly to stock price increases. The Committee also intends to rely on cash bonuses as a means to compensate key members of management depending on the performance levels of such officers.

The Compensation Committee

       William K. Luby                 J. R. Holland, Jr.
       Daniel L. Shimer

Performance Graph

     The graph below compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on October 19, 1995 with the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is a wireless cable company. This index includes American Telecasting Development, Inc., CAI Wireless Systems, Inc., Heartland Wireless Communications, Inc. and People's Choice TV Corp. The graph assumes that the value of the investment in the Company's Common Stock at its initial public offering price of $10.50 per share and each index was $100.00 on October 19, 1995.


                           [INSERT GRAPH HERE]



                                         Total Return*
                             -------------------------------------
                                                    December 31,
                                                 -----------------
                             October 19, 1995     1995       1996
                             ----------------    ------     ------
Wireless One, Inc.                  100            157         60
Nasdaq Total Return Index           100            102        125
Peer Group Index                    100            102         33

____________________
*    Total Return assumes the reinvestment of dividends.

Certain Relationships and Related Transactions

     In connection with the Heartland Transaction, Heartland and the Company entered into an agreement whereby (i) the Company agreed not to compete with Heartland or any of Heartland's subsidiaries in the wireless cable television business in specified markets in which Heartland and its subsidiaries operate or have significant channel rights, (ii) Heartland agreed not to compete with the Company in the wireless cable television business in specified markets and (iii) if at any time a wireless cable television system operated by the Company interferes with the signal transmission of a wireless cable television system operated by Heartland or one of Heartland's subsidiaries (or vice versa), then the Company, Heartland and their respective subsidiaries will use their best efforts to negotiate and enter into an appropriate non-interference agreement. The Company also entered into a registration rights agreement with Heartland and all of the former stockholders of Old Wireless One, which was amended and restated in connection with the TruVision Transaction, to include the former stockholders of TruVision as parties thereto, pursuant to which the Company granted to the parties thereto certain demand and "piggy-back" registration rights with respect to shares of common stock held by such parties.

     In February 1996, CVCA entered into an agreement whereby CVCA provided TruVision interim financing in an amount up to $12 million at an annual interest rate of 10% in order to fund certain operating and acquisition costs.

     In connection with the execution of the TruVision Transaction, the Company agreed to make certain loans to TruVision pending the consummation of the TruVision Transaction. On May 6, 1996, the Company made such a loan to TruVision in the amount of approximately $1.5 million, of which TruVision used $1 million to repay borrowings under a working capital facility guaranteed by Mr. Burkhalter, and that guarantee was terminated and released. On the date of, but prior to, the consummation of the TruVision Transaction, the Company loaned TruVision approximately $1.5 million, and TruVision used the proceeds of that borrowing to pay accrued dividends on its preferred stock to CVCA and VanCom in the amounts of approximately $1.4 million and $18,000, respectively. In addition, the Company issued to VCI, a corporation controlled by Mr. Burkhalter, 180,000 shares of Common Stock and paid to VCI $1.8 million in cash, in satisfaction of certain obligations of TruVision to VCI.

     The terms of the transactions described above were determined by the parties thereto, and the Company believes that such transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties in arms-length transactions. The Company expects that all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     Chase Securities, Inc. ("CSI") is an affiliate of CMCC, CVCA and Baseball Partners. CSI served as the lead underwriter for the Company's public unit offering in August 1996 (the "1996 Offering"). In addition, Mr. Chavkin is a general partner of CCP, which is also affiliated with CSI. Under Conduct Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD"), when a NASD member, such as CSI, participates in the distribution of a public offering of the securities of an affiliate of such member, such offering must be conducted in accordance with the applicable provisions of Rule 2720. Accordingly, by virtue of CSI's participation in the 1996 Offering and Chase's ownership interest in the Company, the 1996 Offering was conducted in accordance with the applicable provisions of Rule 2720. Prudential Securities Incorporated acted as a qualified independent underwriter for the 1996 Offering, as required by Rule 2720. The Company believes that CSI participated in the 1996 Offering on terms and received fees and commissions from the 1996 Offering on a basis that was no less fair to the Company than was available from other non-affiliated underwriters.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of equity securities of the Company. All such reports were timely filed in 1996.

                  RELATIONSHIP WITH INDEPENDENT
                   CERTIFIED PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1996 were audited by the firm of KPMG Peat Marwick LLP. Under the Board resolution appointing KPMG Peat Marwick LLP to audit the Company's financial statements, such firm will remain as the Company's auditors until replaced by the Board. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                          OTHER MATTERS

Quorum and Voting of Proxies

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is generally required to approve other proposals that may be properly brought before the Meeting. Abstention will have the effect of a vote against such proposals. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal, shares not voted on such proposal as a result will be counted as not present and not cast with respect to such proposal.

     All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Company does not know of any matters to be presented at the Meeting other than those described herein; however, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Proposals and Director Nominations

     Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the Company's 1998 annual meeting pursuant to regulations of the Securities and Exchange Commission, must forward such proposals to the Secretary of the Company in time to arrive at the Company's principal executive offices prior to December 22, 1997.

     The Company's by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 130 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be received by the close of business on the 10th day following such notice of the date of the annual meeting was mailed and public disclosure was made. In addition, such notice must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of the Company's by-laws from the Secretary of the Company.

                            By Order of the Board of Directors

                                /s/ Henry G. Schopfer III

                                  Henry G. Schopfer III
                                        Secretary
Baton Rouge, Louisiana
April 18, 1997

                                                           APPENDIX   A
                         [Front of proxy card]

                           WIRELESS ONE, INC.

                                 PROXY

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1997
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Sean E. Reilly and Henry G. Schopfer, III, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Wireless One, Inc., a Delaware corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 11301 Industriplex, Suite 4, Baton Rouge, Louisiana 70809-4115 on May 20, 1997 at 10:00 a.m. or at any adjournment or postponement thereof, as shown on the voting side of this card.

                                                        SEE REVERSE
                                                            SIDE

                           [Back of proxy card]


[ X ]  Please mark your
       votes as in this
       example.

       This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for CLass II Directors.

                        FOR       WITHHELD  NOMINEES   William K. Luby
1.  Election of All    [   ]       [   ]               J.R. Holland, Jr.
    Nominees for                                       William J. Van Devender
    Class II Directors
    Listed Hereon

For all nominees listed hereon, except vote withheld from the following nominee(s):

_______________________________________


2. In their discreation, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjourment or postponement thereof.



                                  This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                                  Please sign as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                  ________________________________________


                                  ________________________________________
                                  SIGNATURE(S)                   DATE